Exhibit F.3


                                        January 14, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

     Re:  Northeast Utilities
          The Connecticut Light and Power Company
          Western Massachusetts Electric Company
          Holyoke Water Power Company
          Public Service Company of New Hampshire
          North Atlantic Energy Corporation
          File No. 70-8875


Ladies and Gentlemen:

     I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), a service company affiliate of Northeast Utilities ("NU" or the "Applicant"). I have acted as counsel to NU in connection with the transactions contemplated by the application/declaration, as amended, in the above referenced file (the "Application"). This opinion is given to you with respect to such transactions pursuant to your Instructions as to Exhibits to applications and declarations filed on Form U-1. Except as otherwise defined herein, terms used herein shall have the meanings given them in the Application.

     In connection with this opinion, I have reviewed or caused to be reviewed the Application and the exhibits thereto, NU's charter documents, as amended to the date of this opinion, the proceedings of its shareholders and board of trustees to date and such other papers, documents and records, and have made or caused to be made such examination of law, as I deemed relevant and necessary in order to give this opinion. I have assumed that in respect of the Application an appropriate order of the Commission under the Public Utility Holding Company Act of 1935 will be issued and all actions of the Applicant will be in conformity therewith.

     The opinions set forth herein are qualified in their entirety as follows: (a) every opinion rendered herein is expressly subject to the consummation of such transactions in accordance with the Application using documents substantially similar to those filed with the Application, (b) no opinion is expressed as to any laws other than the federal laws of the Commonwealth of Massachusetts; (c) insofar as any opinion relates to the Declaration of Trust of NU, I have assumed that Declaration of Trust will not be amended between now and the time the transactions contemplated by the Application are consummated; and (d) no opinion is expressed as to the securities laws of any state.

     Based on and subject to the foregoing, I am of the opinion that:

     1. All state laws applicable to each of the transactions for which the Commission's approval is sought will have been complied with at the time each transaction is consummated.

     2. NU is validly organized and duly existing under the laws of the Commonwealth of Massachusetts.

     3. The Notes to be issued to banks and non-bank lending institutions by NU, when issued, will be the valid and binding obligations of such Applicant in accordance with their respective terms.

     4. The consummation of the transactions for which the Commission's approval is sought will not violate the legal rights of the holders of any securities issued by NU or any associate company of NU.

     I hereby consent to the use of this opinion in connection with the filing of the Application.

     I am a member of the Bar of the State of New York. As to matters involving the laws of other jurisdictions, I have made a study of such laws and consulted with lawyers employed by NUSCO who are admitted to the Bar of such other jurisdictions.


                              Very truly yours,
                              /s/Jeffrey C. Miller
                              Assistant General Counsel
                              Northeast Utilities Service Company